UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2006 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 3, 2006, ev3 Inc. announced that Thomas C. Wilder III, President of ev3’s Neurovascular Division, has decided to leave ev3 to pursue other career opportunities and that Matthew Jenusaitis has joined ev3 as the new President of ev3’s Neurovascular Division effective April 3, 2006.

In connection with Mr. Jenusaitis’ appointment as an executive officer of ev3, ev3 entered into an offer letter agreement, an employment agreement, a change in control agreement and an indemnification agreement with Mr. Jenusaitis on April 3, 2006. In connection with Mr. Wilder’s departure from ev3 and its subsidiaries, ev3 entered into a separation/consulting agreement with Mr. Wilder on April 2, 2006.

Pursuant to the terms of the offer letter agreement with Mr. Jenusaitis, ev3 agreed to employ Mr. Jenusaitis as President, Neurovascular Division, commencing on April 3, 2006. The material terms of Mr. Jenusaitis’ offer letter include:

•                                          a base salary of $290,000 per year, subject to increase as determined by the Compensation Committee of the Board of Directors of ev3 from time to time;

•                                          eligibility to participate in ev3’s Executive Performance Incentive Plan pursuant to which executive officers of ev3 may earn quarterly cash bonuses based on ev3’s fiscal 2006 quarterly performance, as well as on specific individual performance measures, at a 45% of base salary incentive target level;

•                                          an agreement to grant Mr. Jenusaitis options to purchase 150,000 shares of ev3’s common stock at an exercise price equal to 100% of the fair market value of ev3’s common stock on the date of grant; and

•                                          eligibility to participate in ev3’s benefit programs in accordance with the terms of such plans or programs, which are available to ev3 employees.

Pursuant to the terms of the employment agreement, ev3 agreed to employ Mr. Jenusaitis on an “at-will” basis and on the terms set forth in the offer letter. Mr. Jenusaitis agreed not to disclose ev3’s confidential and proprietary information, both during his employment with ev3 as well as to the fullest extent permitted by law after his employment is voluntarily or involuntarily terminated. Mr. Jenusaitis also agreed to a non-competition and non-solicitation provision, which will restrict his activities after the termination of his employment with ev3 for a one-year period.

Pursuant to the terms of the change in control agreement, Mr. Jenusaitis is entitled, upon the occurrence of a change in control of ev3 Inc., to base pay owed to him through such date and a pro rata portion of his bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, in the event Mr. Jenusaitis is not offered future employment with the successor or the surviving subsidiary or in the event he is offered future employment but is terminated by the successor or surviving subsidiary for any reason other than death or for cause or if Mr. Jenusaitis terminates his employment for good reason within 24 months following the change in control, Mr. Jenusaitis would be entitled to receive a lump sum cash payment equal to 12 months of his then-current base pay and the full annualized amount due under the then-current bonus plan. If, on the other hand, an offer of employment is made to Mr. Jenusaitis by the successor or the surviving subsidiary and declined by Mr. Jenusaitis, no further benefits would be payable. In addition, upon the occurrence of a change in control of ev3 Inc., Mr. Jenusaitis’ stock options or stock awards pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable unless the acquiring entity or successor assumes or replaces unvested stock options or awards granted to Mr. Jenusaitis and the acquiring entity or successor offers Mr. Jenusaitis employment after the change in control and his employment is not thereafter terminated under the circumstances that would entitle him to a cash payment as described above. Mr. Jenusaitis would also be entitled to certain group health plan benefits, outplacement services (as of the date the cash payment is due) for a cost of up to $20,000 and certain indemnification rights. To the extent any payments received by Mr. Jenusaitis constitute parachute payments which result in an excise tax under Section 4999 of the Internal Revenue Code, Mr. Jenusaitis would receive gross-up payments to cover such excise tax as well as applicable taxes on such gross-up payments.

Pursuant to the terms of the indemnification agreement, which agreement is in substantially the form of ev3’s other indemnification agreements with its directors and officers, ev3 is required to indemnify Mr. Jenusaitis against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if Mr. Jenusaitis may be made a party because he is or was an executive officer of ev3. ev3 is obligated to pay these amounts only if Mr. Jenusaitis acted in good faith and in a manner that he reasonably believed to be in or not opposed to ev3’s best interests. With respect to any criminal proceeding, ev3 will be obligated to pay these amounts only if Mr. Jenusaitis had no reasonable cause to believe his conduct was unlawful. The indemnification agreement also sets forth procedures that will apply in the event of a claim for indemnification.

Pursuant to the terms of the separation/consulting agreement with Mr. Wilder, Mr. Wilder agreed to resign as an executive officer of ev3 and all other officer and director positions of ev3’s subsidiaries effective as of April 3, 2006 and to resign as an employee effective as of June 30, 2006. He also agreed to use and/or relinquish all accrued but unused vacation remaining after June 30, 2006 and to release ev3 and its subsidiaries from certain claims arising prior to the date of the separation/consulting agreement. Mr. Wilder also agreed, for a period of one year after his resignation, to provide consulting services to ev3 and its subsidiaries for eight hours per month at no charge and ev3 has agreed to pay Mr. Wilder $1,000 per day and $500 per half-day in exchange for consulting services rendered by Mr. Wilder in excess of the eight hours per month. Under the terms of the separation/consulting agreement, Mr. Wilder’s employment agreement and change in control agreement with Micro Therapeutics, Inc., a wholly-owned subsidiary of ev3, were mutually terminated (except for certain provisions in the employment agreement that survive such termination).  Mr. Wilder’s obligations pursuant to his employee confidential information agreement will remain valid and enforceable.

Item 1.02.              Termination of a Material Definitive Agreement.

As described in more detail under Item 1.01 above, in connection with Mr. Wilder’s departure from ev3 and its subsidiaries, Mr. Wilder’s employment agreement and change in control agreement with Micro Therapeutics, Inc., a wholly-owned subsidiary of ev3, were mutually terminated by the parties (except for certain provisions in the employment agreement that survive such termination).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2006	ev3 Inc.

	By:	/s/ Patrick D. Spangler
	Name:	Patrick D. Spangler
	Title:	Chief Financial Officer and Treasurer